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                                                                    EXHIBIT 99.1

THOMASTON MILLS COMPLETES LOAN WITH HELP OF GEORGIA LAWMAKERS, USDA

THOMASTON, Ga., June 6 /PRNewswire/ -- Thomaston Mills, Inc.'s (Nasdaq: TMSTA - news) President and CEO Neil H. Hightower today announced that Thomaston Mills, Inc. has completed a $10,000,000 twenty-year loan with WebBank to replace a portion of its high interest rate real estate debt. Two Georgia lawmakers and the U. S. Department of Agriculture (USDA) assisted the Company in obtaining the new loan, which was 90% guaranteed by the USDA's Business and Industry Program and the North American Development Bank's Community Adjustment and Investment Program (CAIP).

U. S. Representative Saxy Chambliss (R-Georgia), who represents Thomaston in Georgia's Eighth Congressional District, and U. S. Senator Paul Coverdell (R-Georgia) worked closely with the Company in providing much-needed assistance and in making sure the application was processed in a timely manner once it reached Washington, DC.

"We wanted to make sure that this important project didn't get bogged down in bureaucracy and red-tape through the process," said Chambliss. "We were simply doing our job for the fine folks at Thomaston Mills, to ensure that this loan happened in a swift and timely manner."

Senator Coverdell said, "Thomaston Mills is vitally important to this community. This loan has provided a lifeline to Thomaston by preserving 1,600 jobs. The textile industry is an important economic engine to Georgia, and we intend to continue efforts to help these communities."

Hightower expressed his thanks to Chambliss and Coverdell for their assistance during the process, as well as staff specialists in USDA's Macon office and executives in the state office in Athens for their assistance and encouragement during the application process. Marsha Deane, with Deane Financial of Quincy, FL, served as the Company's investment banker for the transaction and assisted in the CAIP certification process. Deane Financial specializes in USDA Business and Industry Loans.

Thomaston Mills reported an operating profit for the nine months ending March 2000 of $1,239,000 on sales of $123,607,000 as compared to an operating loss of $8,093,000 on sales of $129,018,000 in the previous year. The company had a net loss for the nine months period of $5,667,000 compared to a net loss of $14,913,000 the previous year resulting in an income improvement of $9,246,000.

CAIP was authorized by Congress to assist communities adversely impacted by the North American Free Trade Agreement (NAFTA), with loan guaranties to enhance job creation and preservation. The Company's work, with the assistance of Chambliss and Coverdell's offices, to certify Upson County for CAIP designation enabled employees released in Thomaston's plant closings last year to receive additional unemployment and job training assistance under NAFTA Trade Adjustment Assistance Program.


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Thomaston Mills celebrated its 100th year of operations last December. As Upson
County's largest employer, it currently employs 1,650 people. The Company exited last year from denim fabric and sales yarn, concentrating the remaining production facilities in the piece dyed fabrics business and the home fashions sector, specifically comforters and sheeting. The capital intensive nature of the home fashion sector and "just-in-time" stock replenishment ordering by the large retailers serves as a barrier to entry to foreign competitors in the opinion of most economists. Thomaston spent over $1,000,000 last year to enhance its Supply Management System in order to maximize its responsiveness to its customers and allow the Company to respond to changing conditions more quickly. This led directly to an opportunity to increase its sales to retail and institutional global business.

Certain of the above statements contained herein constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1996. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Such factors include, among other things, business conditions, volatility of commodities markets, ability to control operating costs, developing successful new products and maintaining effective pricing and promotions of its products.


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